Exhibit 99.1
January 19, 2006
Brantley Capital Corp. Announces Changes in Asset Values from Re-payments, Liquidations and
Write-Downs and Reports on Pending Legal Proceedings

FOR FURTHER INFORMATION		FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler The Altman Group (212) 400-2605
Brantley Capital Corp. (BBDC) today announced certain recent developments, including an update on the write-off of one portfolio company, the liquidation of its investments in other portfolio companies, the repayment of $6 million in BBDC’s outstanding debt, the retirement of certain contingent liabilities and the filings of certain legal proceedings.
Brantley Capital Corp. Portfolio
As previously reported, BBDC has written off its investment in Disposable Products Co., LLC. The write-off of Disposable Products Co. LLC (“DPC”) represents a total investment and loss, including accruals of interest, of $9,040,499 as DPC ceased operations and completed a sale of its assets during Q4 of 2005.
BBDC reported that its investments in portfolio companies Health Care Solutions, Inc. and Prime Office Products, Inc. were sold for cash received by BBDC during Q3 2005 in the amounts of $600,000 and $2,543,689.86, respectively.

On November 15, 2004 and August 15, 2005, BBDC’s investment in Flight Options International, Inc. was valued by former management at $32.5 million and $21.9 million, respectively. Litigation between Flight Options International, Inc. and Raytheon was settled on December 28, 2005 and BBDC has been advised that, as a result, it will receive approximately $900,000 in total compensation for its investment in Flight Options International, Inc. This would result in a net loss of $3,762,500 on BBDC’s original investment of $4,662,500 in Flight Options International, Inc.
Debt and other outstanding liabilities
Approximately $6 million of restricted BBDC cash was used to pay down its remaining outstanding debt of approximately $6 million. As of January 11, 2005, BBDC has no outstanding debt obligations other than an estimated $1 million of contingent liabilities associated with what appear to be previously undisclosed off-balance sheet loan guarantees initiated by BBDC’s former managers. As of January 18, 2006 BBDC has limited cash and may have to borrow to cover its short term obligations. The sale of DPC’s assets resulted in a disbursement of proceeds from the sale as permitted by BBDC as the senior creditor, enabling BBDC to pay-down and eliminate a contingent BBDC liability of what appears to be an unauthorized loan guarantee of $357,000. Furthermore, another $1 million in restricted BBDC cash was paid out to a DPC creditor as a result of what appears to be another unauthorized loan guarantee of $1,000,000. While the DPC liquidation resulted in eliminating $1,357,000 in contingent liabilities, the aforementioned $1 million in existing contingent liabilities has not been resolved by the Company and remains outstanding.
Legal Proceedings
BBDC portfolio company, Fitness Quest, appears to have material value. However, the Board of Directors’ attempts to obtain financial and other relevant information from Fitness Quest have been frustrated by the unwillingness of JW Childs & Associates L.P., Fitness Quest’s controlling shareholder, to provide any information that might allow BBDC to meet its requirements to report the value of its assets. Therefore, BBDC has submitted to Fitness Quest a formal demand for inspection of books and records pursuant to § 220 of the Delaware Corporation Law and intends to file an action in Chancery Court of Delaware to gain access to such books and records. Even if BBDC gains access to such books and records, there can be no assurance that it will obtain sufficient information to accurately value its interest in Fitness Quest.
BBDC is being responsive to several lawsuits including a Derivative Action filed in U.S. District Court by Barbara Strougo in which BBDC is listed as a nominal defendant (See Barbara Strougo v. Robert P. Pinkas, Peter Saltz, et al.). BBDC is also currently responding to litigation involving DPC (See Sellars Absorbant Materials v. Disposable Products Co. LLC et al) as a named defendant. Furthermore, BBDC is responding to a separate action related to another portfolio company, Orion HealthCorp. Inc. in which BBDC is also a named defendant (See American International Industries v. Orion HealthCorp. Inc., Paul Cascio, et al).
The Company further reported that it is continuing its close cooperation with the Enforcement Division of the Securities and Exchange Commission in its previously-announced investigation of BBDC and its former managers.
Phillip Goldstein, Chairman of the Board of Brantley Capital Corp. stated: “As previously announced, the Board of Directors has learned of certain unauthorized off-balance sheet arrangements initiated by our former management team. In addition, it appears that there may have been other questionable transactions and that previous valuations of portfolio securities may have been overstated. We have provided our findings to the Securities and Exchange Commission, which, as previously announced, is conducting a formal investigation of possible violations of the federal securities laws. In light of the dramatic decline in the value of Brantley’s share price over the past year, we look forward to cooperating with the Commission in its investigation of all culpable parties.”
The Fund
Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.